Exhibit 3.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES F SUPER VOTING PREFERRED STOCK OF DALRADA FINANCIAL CORPORATION (“DFCO”)

Dalrada Financial Corporation, a Delaware corporation (the “Corporation” or “DFCO”), DOES HEREBY CERTIFY:

Pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation by the provisions in the Corporation’s Certificate of Amendment dated December 4, 2001, and the Amended Bylaws dated April 17, 2019, (i) authorizing the creation of the Corporation’s 5,000 shares of Series F Super Voting Preferred Stock, $0.01 par value per share, and (ii) providing for the designations, preferences and relative, participating, option or other rights, and the qualifications, limitations or restrictions thereof, as follows:

RESOLVED:

That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Amendment dated December 4, 2001 and the Amended Bylaws dated April 17, 2019, a series of super preferred voting stock of the Corporation be, and it hereby is, created out of the100,000 authorized but unissued shares of the preferred stock of the Corporation, such series to be designated Series F Super Voting Preferred Stock (the “Series F Super Voting Preferred Stock”), to consist of 5,000 shares, par value $0.01 per share, which shall have the following preferences, powers, designations and other special rights;

1. Voting.

Each share of Series F Super Preferred Stock shall entitle the holder to equal to the greater of (i) One Hundred Thousand (100,000) votes for each share of Series F Super Preferred Stock or (ii) the number of votes equal to the number of all outstanding shares of Common Stock, plus one additional vote such that the holders of Series F Super Preferred Stock shall always constitute a majority of the voting rights of the Corporation.  In any vote or action of the holders of the Series F Super Preferred Stock voting together as a separate class required by law, each share of issued and outstanding Series F Super Preferred Stock shall entitle the holder thereof to one vote per share.

The holders of Series F Super Preferred Stock shall vote together with the shares of Common Stock as one class.

2. Dividends.

The holders of Series F Super Voting Preferred Stock of the Corporation shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

3. No Liquidation Preference.

Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series F Super Voting Preferred Stock then outstanding shall not be entitled to receive out of the assets of the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stockholders.

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4. No Conversion.

The shares of Series F Super Voting Preferred Stock will not be convertible into the shares of the Corporation’s Common Stock.

5. Vote to Change the Terms of or Issuance of Series F Super Voting Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series F Super Voting Preferred Stock shall be required for (i) any change to the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the voting powers, preferences, limitations or relative rights of the Series F Super Voting Preferred Stock, or (ii) any issuance of additional shares of Series F Super Voting Preferred Stock.

6. Notices.  In case at any time:

(a) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(b) there shall be any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction in each case, which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, referred to herein as an “Organic Change”; then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series F Super Voting Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

7. Record Owner.

The Corporation may deem the person in whose name shares of Series F Super Voting Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series F Super Voting Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary.  All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

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IN WITNESS WHEREOF, the undersigned Chairman and Chief Executive Officer on behalf of the Corporation does hereby declare and certify that this is the act and deed of the Corporation and accordingly has signed this Certificate of Designations as of November 8, 2019.

By:/s/ Brian Bonar

Name: /s/ Brian Bonar

Brian Bonar

Title: Chief Executive Officer

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